UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 8, 2007

Date of Report (Date of earliest event reported)

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33211	54-2157878
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

500 Boylston, Street, Suite 1600, Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

(617) 848-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

Term Debt Financing

On November 8, 2007, NewStar Financial, Inc. (“the Company”) entered into a Loan and Servicing Agreement (the “Agreement”) dated as of November 7, 2007, by and among NewStar DB Term Funding LLC, as borrower, the Company, as originator and servicer, Deutsche Bank AG, New York Branch, as the administrative agent, U.S. Bank National Association, as trustee, Lyon Financial Services, Inc. as backup servicer, and each of the conduit lenders, each of the institutional lenders and each of the lender agents, from time to time party thereto. The Agreement established a $300,000,000 term debt financing with an 18 month reinvestment period during which the Company can originate and fund new loans and use principal collections from repayments to invest in additional collateral. Following the expiration of the Agreement’s reinvestment period, the transaction will amortize over a 3-year term. The Agreement provides for a facility with variable advance rates which are expected to be 80% or higher based on the diversification and average rating of the targeted loan collateral. It is pre-payable by the Company at any time.

Renewal of $400,000,000 Credit Facility

On November 8, 2007, the Company entered into the Loan and Servicing Agreement as a renewal of the Note Purchase Agreement, dated as of December 30, 2005 by and among NewStar Warehouse Funding 2005 LLC, as Issuer, the Company, as Seller and Servicer and Citigroup Global Markets Realty Corp., as Note Purchaser. The amendment, among other things, extended the maturity date of the facility to November 2010 and completed the annual renewal of the liquidity line that supports the transaction to November 2008.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Transaction.

The information set forth in Item 1.01 of this Current Report is incorporated herein by this reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEWSTAR FINANCIAL INC.

Date: November 13, 2007

By:  /s/  JOHN K. BRAY

        John K. Bray

        Chief Financial Officer

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